Exhibit 10.1

Bruce,

As discussed, all of us on the board are really appreciative of your offer to step into the interim CEO and President role when Mendo leaves the business at the end of July.  We agree that this appointment will be well received by internal and external stakeholders, and that you are best positioned to take on many of Mendo’s responsibilities until such time as the new CEO is appointed and has started.

If you agree, you will be named interim CEO and President, effective July 31, 2021.  We will work with you to agree on the interim CEO operating protocol for running the business, including what support you will need from members of the board and any other internal or external support which will be required to ensure the day to day operations continue to run smoothly.  During the time you are the interim CEO, you also will remain the CFO and continue with those responsibilities, understanding that some support therefore may be delegated temporarily to other members of your team.  We do not anticipate that this appointment will be for a long duration as we hope to be able to appoint a permanent CEO in the next three months, although that appointment could be sooner (or later) than this.  In the meantime, however, we want to provide you with all the support necessary to ensure your tenure as interim CEO is successful.

We also want to recognize and compensate you for the additional responsibilities you will be taking on during this interim period.  We propose to pay you a cash stipend, effective upon your start date as interim CEO, equal to $10,000 per month for the time you serve in the interim role.  This stipend will begin to accrue on July 31 at the rate of $10,000 per month, will continue until the date that the new CEO starts, and will be prorated for any partial month of service.  The accrued stipend will be paid to you no later than 10 business days following the start date of the new CEO.

If the Company is unable to fill the CEO position with a permanent replacement, who is starting their tenure as CEO, by October 31, 2021, you may request amendment to certain terms of this agreement. Any amendment to this agreement would require Board approval.

If you agree to our proposal, please indicate your acceptance of it below, and confirm to me at your earliest convenience (an email acceptance is fine.)

We want to thank you again for your willingness to serve the company as the interim CEO until the appointment of a permanent CEO, and we look forward to supporting you in these increased responsibilities.

  /s/ Gian Fulgoni

Gian Fulgoni

Chairman of the Board

Accepted on July 3, 2021:

  /s/ Bruce Rosenbloom

Bruce Rosenbloom

Chief Financial Officer & Treasurer

Exhibit 10.1 page 1 of 1